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                                                                      EXHIBIT 20

FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-B
Monthly Statement to Certificateholders
Servicer:  Fifth Third Bank
Trustee:  Harris Trust and Savings Bank
                                 Collection Period:                       1-Mar-99       31-Mar-99
                                 Distribution Date:                      15-Apr-99

                                                                                       Per $1,000 of
                                                                                          Original
Statement for Class A and Class B Certificateholders Pursuant                         Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                              Certificate Amount
                                                                                     ------------------
(i)   Principal Distribution
        Class A Certificate Amount                                  $ 6,355,410.37      $16.55727812
        Class B Certificate Amount                                  $   478,364.22      $16.55697840

(ii)  Interest Distribution
        Class A Certificate Amount                                  $   376,588.82      $ 0.98109885
        Class B Certificate Amount                                  $    29,446.97      $ 1.01920843

(iii) Servicing Fee                                                 $    62,780.93      $ 0.15210920

(iv)  Class A Certificate Balance (after principal distributions)   $63,707,625.71
      Class A Pool Factor (after principal distributions)                0.1659727
      Class B Certificate Balance (after principal distributions)   $ 4,795,720.56
      Class B Pool Factor (after principal distributions)                0.1659878

(v)   Total Pool Balance (end of Collection Period)                 $68,503,346.27

                                                                    Current Period        Cumulative
                                                                    --------------      --------------
(vi)  Defaulted Receivables                                         $   158,196.93      $ 8,010,684.17
      Liquidation Proceeds                                              196,282.74        4,152,795.75
                                                                    ==============      ==============
      Aggregate Net Losses                                          $   (38,085.81)     $ 3,857,888.42
                                                                    ==============      ==============

(vii) Aggregate Principal Balance of Receivables
        Repurchased by Seller or Servicer:
        Principal Portion                                           $        --
        Interest Portion                                            $        --

(viii)Class A Interest Carryover Shortfall                          $        --
      Class B Interest Carryover Shortfall                          $        --
      Class A Principal Carryover Shortfall                         $        --
      Class B Principal Carryover Shortfall                         $        --

(ix)  Reserve Account Balance (after giving effect to payments
        made on the Distribution Date)                              $ 6,191,038.65

(x) Specified Reserve Account Balance (after giving effect
        to payments made on the Distribution Date)                  $ 6,191,038.65
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